Exhibit 99

NIC Executive Announces Retirement

William F. Bradley, Jr. to retire on December 31, 2015

OLATHE, Kan.--(BUSINESS WIRE)--May 5, 2015--NIC Inc. (NASDAQ: EGOV), the dominant provider of eGovernment services, announces the retirement of William F. “Brad” Bradley, Jr., age 60, effective December 31, 2015. Mr. Bradley currently serves as Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary for the Company.

“After nearly 30 years of involvement with eGovernment in one form or another, including more than 20 years at NIC Inc., it is my intention to retire on December 31, 2015,” said Mr. Bradley. “I have complete confidence that the other members of our executive team, our senior management, and the young leaders who support them, as well as our succession and transition plans developed and implemented over many years, will permit NIC to continue its success without interruption in my areas of responsibility once I retire. I take great pride in the company our employees have built, and the services they have provided and continue to provide to our government partners.”

Mr. Bradley is the principal originator of the eGovernment model, and commenced work in June 1987 as a volunteer on what later became NIC’s self-funded model, authoring the “Information Network of Kansas Act,” enacted in 1990. The Act created the Information Network of Kansas, which he chaired for three years. In January 1995, Mr. Bradley joined a forerunner of NIC Inc., and assumed several responsibilities within the start-up Company, including co-founder and Vice President of Nebraska Interactive, Inc. for one year, founder and President of Indiana Interactive, Inc. for six years, as well as serving as an officer and director of every NIC subsidiary.

Mr. Bradley became an executive officer of NIC Inc. when it was formed in 1998 and has served in nearly every executive capacity within the Company. He also was briefly a member of the board of directors. Mr. Bradley was an integral part of the management team responsible for the Company’s initial public offering in July 1999.

“For nearly 30 years, “eGovernment” and “NIC” in one form or another have been the organizing principles of my professional life,” said Mr. Bradley. “I will miss greatly participating directly in our Company’s management and working with my friends and colleagues, but my decision is the right one for me and my family, and I look forward to retirement with great anticipation. NIC will always be in my heart.”

The Company has not announced Mr. Bradley’s successor. NIC will be focused on a smooth transition within Mr. Bradley’s areas of responsibility over the next six months, and further announcements will be made as appropriate.

“Brad Bradley is not only considered one of the founders of our Company, but he created the vision of eGovernment in 1987,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “For nearly 30 years he has followed his passion of making government information and interactions more convenient by taking them online. NIC would not be what it is today without the tremendous contributions of Brad Bradley. I am proud to call him a colleague and a close friend, and his passion and contributions will be missed.”

About NIC

Founded in 1992, NIC (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, most recently ranked at No.36 (2014), and the company has been included five times on the Barron’s 400 Index. Additional information is available at http://www.egov.com.

CONTACT:
NIC
Angela Davied, 913-754-7054
Director of Corporate Communications
adavied@egov.com